2350 N. Sam Houston Parkway East Suite 300 Houston, Texas 77032 (281) 618-4700 Fax: (281) 618-4820

NEWS RELEASE

SOUTHWESTERN ENERGY PROVIDES OPERATIONAL UPDATE

FOR FAYETTEVILLE SHALE PLAY

Houston, Texas - October 26, 2004...Southwestern Energy Company (NYSE: SWN) today announced that the Arkansas Oil and Gas Commission (AOGC) has approved field rules for its new Griffin Mountain Field in Conway County, Arkansas. The Griffin Mountain Field is one of the pilot drilling areas in the company's Fayetteville Shale play. In Arkansas, an application to establish field rules for a newly discovered field must be submitted no later than six months after the initial completion of the discovery well or after the completion of three wells, whichever occurs first. This process required the company to propose spacing for wells completed within the Fayetteville Shale formation in the field. Southwestern's application included modeling data for two of its test wells indicating an expected drainage area of 30 acres or less per well, estimated gas-in-place of 58 to 65 Bcf per square mile, and an estimated ultimate recovery of 580,000 to 600,000 Mcf per well. The application also sought and received AOGC approval for wells completed within the Fayetteville Shale formation to be spaced at a minimum distance of 560 feet apart. The estimates contained in the application are based on models utilizing limited preliminary data and those models will be refined as more data becomes available.

The Griffin Mountain Field rules will cover an initial nine (9) square mile area (5,760 acres) in Conway County, Arkansas, and represents a small initial area of testing relative to the company's acreage position in its Fayetteville Shale play. The company expects variability throughout the play area, therefore the drainage area per well, gas-in-place and ultimate recovery estimates included in the company's filing for the Griffin Mountain Field are not necessarily indicative of the expected drainage area, estimated gas-in-place or estimated ultimate recovery for the other pilot areas or the entire play area.

To date, Southwestern has drilled 13 wells in its Fayetteville Shale play and is currently drilling on one well. The test wells are located in Franklin, Conway, Van Buren and Faulkner counties in Arkansas. Four wells have been placed on production. Two of the producing wells are located in the traditional Fairway area of the Arkoma Basin and are completed within a thinner section of the shale and are selling gas at rates ranging from 125 to 160 Mcf per day. The other two producing wells are located in the Griffin Mountain Field and are selling gas at rates ranging from 250 to 450 Mcf per day. Of the remaining wells drilled to date, six are in various stages of testing or completion and three are shut-in pending pipeline connection.

Southwestern has completed 10 wells using Nitrogen foam fracture stimulation treatments of various sizes and has completed one well with a larger slick-water fracture treatment. The wells are in various stages of flow-back and the company has seen significant variability in well performance, and therefore it is currently difficult to conclude what the

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most effective stimulation will be at this time.

"Our Fayetteville Shale activity is progressing and we are learning as we go," stated Harold M. Korell, President and Chief Executive Officer of Southwestern Energy. "Although we filed today to establish the field rules for one of the pilot areas in our shale play; further testing will be required to understand the optimum fracture techniques, reservoir continuity, fault and fracture patterns and their relationship to well performance, and additional production history will be necessary to determine production profiles and project ultimate well recoveries. We continue to be encouraged by our early operational results in this play."

Southwestern plans to invest approximately $28.2 million during 2004 in its Fayetteville Shale play which includes drilling approximately 23 wells and additional leasehold acquisition. At this time, Southwestern has acquired leases on approximately 500,000 net undeveloped acres and controls approximately 125,000 net developed acres in the Fairway area of the Arkoma Basin that is held by conventional production.

Southwestern will host a teleconference call on Friday, October 29, 2004, at 11:00 a.m. Eastern to discuss the company's third quarter 2004 results. The toll-free number to call is 800-263-8506 and the reservation number is 972262. The teleconference can also be heard "live" over the Internet at the company's website: http://www.swn.com.

Southwestern Energy Company is an integrated natural gas company whose wholly-owned subsidiaries are engaged in oil and gas exploration and production, natural gas gathering, transmission, and marketing, and natural gas distribution. Additional information on the company can be found on the Internet at http://www.swn.com.

Contacts:	Greg D. Kerley	Brad D. Sylvester, CFA
	Executive Vice President	Manager, Investor Relations
	and Chief Financial Officer	(281) 618-4897
(281) 618-4803

All statements, other than historical financial information, may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although the company believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include, but are not limited to, the timing and extent of changes in commodity prices for gas and oil, the extent to which the Fayetteville Shale play can replicate the results of other productive shale gas plays, the potential for significant variability in reservoir characteristics of the Fayetteville Shale over such a large acreage position, the timing and extent of the company's success in discovering, developing, producing and estimating reserves, property acquisition or divestiture activities, the effects of weather and regulation on the company's gas distribution segment, increased competition, the impact of federal, state and local

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 government regulation, the financial impact of accounting regulations and critical accounting policies, changing market conditions and prices (including regional basis differentials), the comparative cost of alternative fuels, conditions in capital markets and changes in interest rates, availability of oil field personnel, services, drilling rigs and other equipment, and any other factors listed in the reports filed by the company with the Securities and Exchange Commission (the "SEC"). For additional information with respect to certain of these and other factors, see reports file by the company with the SEC. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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